Exhibit (h)(15)

May 22, 2015

Each of the Investment Companies listed on

Appendix I hereto

c/o Highland Capital Management Fund Advisors, L.P.

200 Crescent Court, Suite 700

Dallas, Texas 75201

RE: Amendment No. 4 to Loan Agreement

Ladies and Gentlemen:

Pursuant to an amended and restated letter agreement dated May 24, 2013 (as amended from time to time, the “Loan Agreement”), State Street Bank and Trust Company (the “Bank”) has made available to each of the investment companies listed on Appendix I to the Loan Agreement (each, a “Borrower”), acting on behalf of its respective fund series listed on such Appendix I to the Loan Agreement (each such series, a “Fund”), a $150,000,000.00 committed unsecured revolving line of credit on a several basis (the “Committed Line”). Obligations of the Borrowers with respect to Loans made pursuant to the Committed Line are evidenced by an amended and restated promissory note in the original principal amount of $150,000,000.00, dated as of October 27, 2014, executed by each of the Borrowers, on behalf of its respective Funds, to the order of the Bank (the “Note”). Capitalized terms not hereinafter defined shall have the same meanings as set forth in the Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to extend the Committed Line for an additional period and to make such other changes as set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

I. Amendments to Loan Documents

1. Section I(1) of the Loan Agreement is hereby amended by deleting the first sentence of such section in its entirety and substituting the following therefor: “The Committed Line shall expire on May 20, 2016 (the “Expiration Date”), unless extended in the discretion of the Bank or, with respect to any Fund, terminated by the Borrower on behalf of such Fund as provided herein.”

2. Section I(5)(a) of the Loan Agreement is hereby amended by deleting the first sentence of such section in its entirety and substituting the following therefor: “Each of the Borrowers, on behalf of its respective Funds, hereby promises to pay accrued interest on all

Each of the Investment Companies listed on

Appendix I hereto

c/o Highland Capital Management Fund Advisors, L.P.

May 22, 2015

Loans monthly in arrears on the fifteenth day of each calendar month for the immediately preceding calendar month; provided, however, that in each such case if such day on which interest on any Loans is due is not a Business Day, interest shall be payable on the next preceding Business Day.”

3. Section I(8) of the Loan Agreement is hereby amended by:

(a) replacing the percentage “0.15%” appearing therein with the percentage “0.20%”; and

(b) deleting the third sentence of such section in its entirety and substituting the following therefor: “Accrued commitment fees payable by each of the Borrowers, on behalf of its respective Funds, hereunder shall be payable quarterly in arrears on the fifteenth day of each April, July, October and January for the immediately preceding calendar quarter and on the Expiration Date or any earlier date upon which the Committed Line hereunder may be terminated (including pursuant to Section II(4) hereof upon the occurrence of an Event of Default); provided, however, that in each such case if such day on which any commitment fee is due is not a Business Day, such commitment fee shall be payable on the next preceding Business Day.”

4. Section II(2)(m)(i)(y) of the Loan Agreement is hereby amended by deleting the parenthetical “(currently Cuba, Iran, North Korea, Sudan and Syria)” therefrom.

5. Section II(5) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

5. Notices, etc. (a) Notices. Except as provided in paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to any Borrower or Fund, to it at c/o Highland Capital Management Fund Advisors, L.P., 200 Crescent Court, Suite 700, Dallas, Texas 75201 to the attention of: Ethan Powell (Facsimile No: (972) 628-4147; Telephone No.: (972) 419.2575), and (ii) if to the Bank, to State Street Bank and Trust Company, Copley Place Tower, Box 5303, Boston, MA 02206, or via facsimile at (617) 662-8664, or if by overnight courier service, to State Street Bank and Trust Company, 2 Copley Place, 3rd Floor, Boston, MA 02116, in any such case to the attention of James H. Reichert, Vice President or Mutual Fund Lending Department Head. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered

Each of the Investment Companies listed on

Appendix I hereto

c/o Highland Capital Management Fund Advisors, L.P.

May 22, 2015

through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices made by a Borrower or a Fund consisting of requests for loans or notices of repayments hereunder may be delivered or furnished by e-mail, facsimile or other electronic communication pursuant to procedures approved by the Bank, unless the Bank, in its discretion, notifies the Borrowers otherwise. Communications transmitted by a Borrower or a Fund consisting of financial information permitted to be delivered by electronic means pursuant to the last paragraph of Section II(1) above may be delivered or furnished by electronic means as provided in such Section. The Bank may, in its discretion, agree to accept other notices and communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Neither the Bank nor any of its directors, officers, employees, agents or Affiliates shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Unless the Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed to have been given when received by the Bank or a Borrower or Fund, as the case may be, and (ii) financial information posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

6. Exhibit B to the Loan Agreement is hereby replaced in its entirety with the new Exhibit B attached hereto.

Each of the Investment Companies listed on

Appendix I hereto

c/o Highland Capital Management Fund Advisors, L.P.

May 22, 2015

II. Miscellaneous

1. Other than as amended hereby, all terms and conditions of the Loan Agreement and each of the other Loan Documents are ratified and affirmed as of the date hereof in order to give effect to the terms thereof.

2. Each of the Borrowers severally (and not jointly) represents and warrants to the Bank, both as to itself (where applicable) and severally (and not jointly) as to each of its respective Funds (but not as to any other Borrower or Fund) as follows: (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Agreement; (b) each of the representations and warranties contained in Section II(2) of the Loan Agreement is true and correct on and as of the date of this letter agreement; (c) the execution, delivery and performance of each of this letter agreement, the Loan Agreement and the Note (collectively, the “Amended Loan Documents”) (i) are, and will be, within such Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary trust proceedings of such Borrower; (iii) do not, and will not, require the consent of any shareholders or other equity holders of such Borrower or Fund or the approval or consent of, or any notice to or filing with, any governmental authority, other than those which have been received; (iv) will not contravene any provision of, or exceed any limitation contained in, the agreement and declaration of trust, by-laws and/or other organizational documents of such Borrower or Fund or its Prospectus or any judgment, decree or order or any law, rule or regulation applicable to such Borrower or Fund, including, without limitation, the Investment Company Act; (v) do not and will not constitute a violation of, or a default under any other agreement, order or undertaking binding on such Borrower or Fund; and (vi) do not require the consent or approval of any obligee or holder of any instrument relating to any Indebtedness of the Borrower or Fund or the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower, on behalf of its respective Funds, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3. Upon receipt of a fully executed copy of this letter agreement and such other documents or instruments as the Bank may reasonably request, this letter agreement shall be deemed to be an instrument under seal and an amendment to the Loan Documents to be governed by the laws of The Commonwealth of Massachusetts.

4. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original document.

[Remainder of this page is intentionally left blank.]

Amendment No. 4 Signature Page

If the foregoing is acceptable to you, please have an authorized officer of each of the Borrowers execute this letter agreement below where indicated and return the same to the undersigned.

Sincerely,

STATE STREET BANK AND
TRUST COMPANY, as Bank

By:	/s/ James H. Reichert
James H. Reichert, Vice President

Acknowledged and Accepted:

EACH OF THE BORROWERS LISTED ON APPENDIX I HERETO, for itself or on behalf of each of its respective portfolio series listed on Appendix I hereto

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Secretary

APPENDIX I

List of Borrowers and Funds

Highland Funds I, on behalf of:

Highland/iBoxx Senior Loan ETF

Highland Long/Short Equity Fund

Highland Long/Short Healthcare Fund

Highland Opportunistic Credit Fund

Highland Funds II, on behalf of:

Highland Dividend Equity Fund

Highland Energy MLP Fund

Highland Fixed Income Fund

Highland Global Allocation Fund

Highland Premier Growth Equity Fund

Highland Small Cap Equity Fund

Highland Tax-Exempt Fund

Highland Total Return Fund

EXHIBIT B

ADVANCE/PAYDOWN

REQUEST FORM

DATE:

TO:	STATE STREET BANK AND TRUST COMPANY

ATTN:	LOAN OPERATIONS CUSTOMER SERVICE UNIT telephone 617-662-8574 or 617-662-8588; fax 617-988-6677 Email: ais-loanops-csu@statestreet.com

FROM:	[BORROWER] on behalf of [FUND]

(Fund # ) (DDA # )

In connection with the letter agreement dated May 24, 2013 and related documents currently in effect with State Street Bank and Trust Company (as amended, collectively, the “Agreement”), please increase/reduce (circle one) the outstanding balance on behalf of the above-indicated Fund by $             . Any requested Loan should be recorded on the books of the Fund with the Bank and interest payable to the Bank should be recorded at the agreed upon rate.

1.	This request is (check one): Loan Advance Paydown Overnight Rollover

2.

The proceeds of any requested Loan shall be used only to the extent consistent with and not prohibited by the applicable Prospectus, the terms of the Agreement and applicable laws and regulations, including, without limitation, Regulation U, and no Default or Event of Default with respect to the Fund has occurred under the Agreement.

3.	All of the representations and warranties of the undersigned Borrower and Fund set forth in Section II(2) of the Agreement are true and correct on and as of the date hereof.

4.

Each of the Borrower and the Fund is in compliance with all the terms and conditions in the Agreement (including the Maximum Amount and other borrowing limitations thereunder) and will remain in compliance therewith after giving effect to the making of any requested Loan.

5.	The following amounts and statements are true in connection with any requested Loan:

(a) Adjusted Net Assets of the Fund:

(i) Total Assets of the Fund	$
(ii) Total Liabilities (excluding Senior Securities Representing Indebtedness) of the Fund[1]	$

[1]

For purposes of calculating the Adjusted Net Assets, (y) the amount of any liability included in Total Liabilities shall be equal to the greater of (i) the outstanding amount of such liability and (ii) the fair market value of all assets pledged or otherwise segregated to secure such liability, and (z) the liability in respect of any derivative or other financial contract shall be equal to the net amount, if any, that the Fund would be obligated to pay to the relevant counterparty thereto if such financial contract and all transactions thereunder terminated at such time in accordance therewith on a complete no-fault basis.

(iii) illiquid assets, assets not priced daily, and investments in registered investment companies or other pooled
investment vehicles		$
(iv) Adjusted Net Assets item (a)(i) less item (a)(iii)		$

(b) 33-1/3% times (a)(iv)		$

(c) (i) Beginning Loan Balance:	$
(ii) Paydown Amount (if any):	$
(iii) Requested Loan (if any)	$
(iv) Requested Loans Balance ((i) minus (ii) or (i) plus (iii)):		$

(d) The aggregate outstanding principal amount of
Indebtedness of the Fund other than the Loans as of the date hereof		$

(e) Total Indebtedness ((c)(iv) plus (d)):		$

6.

The amount set forth in 5(e) above does not exceed the lesser of (a) the amount set forth in 5(b) above, or (b) the maximum amount which the relevant Fund is permitted to borrow (after taking into account all outstanding Indebtedness) pursuant to its Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders of the applicable Borrower or such Fund, any agreement of such Borrower or Fund with any foreign, federal, state or local securities division to which such Borrower or Fund is subject, any other applicable agreement or document to which such Borrower or Fund is a party or any law, rule or regulation applicable to such Borrower or Fund.

7.

The amount set forth in 5(c)(iii) above does not exceed the Committed Line Amount ($150,000,000), and the aggregate principal amount of Loans outstanding to all Borrowers on behalf of all Funds under the Agreement (after giving effect to the amount of any requested Loan) does not exceed the Committed Line Amount ($150,000,000).

8.

The undersigned is a duly authorized officer of the Borrower identified above with authority to execute and deliver this document to the Bank and request the Loan described herein on behalf of the Fund identified above.

[BORROWER], on behalf of [FUND]

By:
Name:
Title
Date: